Exhibit 3.31.2

REGISTERED AND FILED AS NO: 88554 THIS 26th DAY OF March 1999

ASST REGISTRAR OF COMPANY CAYMAN ISLANDS
MEMORANDUM OF ASSOCIATION
OF
VOREIOS SHIPPING COMPANY LIMITED
1.	The name of the Company is Voreios Shipping Company Limited.

2.	The registered office will be situate at the offices of Huntlaw Corporate Services Limited, P.O. Box 1350, the Huntlaw Bldg., Fort Street in the Island of Grand Cayman or at such other place in the Cayman Islands as the Directors may from time to time decide.

3.	The objects for which the Company is established are unrestricted and shall include, but without limitation, the following:-
(a)	(1)	To build, equip, furnish, outfit, repair, purchase, own, charter and lease steam, motor, sail or other vessels, ships, boats, tugs, barges, lighters or other property to be used in the business of shipping, transportation, chartering and other communication and transport operations for the use of the Company or for others, and to sell, charter, lease, mortgage, pledge or transfer the same or any interest therein to others.

(b)	(1)	To lend money with or without security either at interest or without and to invest money of the Company in such manner as the Directors think fit.
(2)	To acquire by purchase, lease, exchange, hire or otherwise, lands and hereditaments of any tenure or any interest in the same in any part of the world.

(3)	To sell, lease, let, mortgage or otherwise dispose of the lands, houses, buildings, hereditaments and other property of the Company.

(4)	To carry on the business of a commodity, commodity futures and forward contracts trader and for that purpose to enter into spot, future or forward contracts for the purchase and sale of any commodity including, but without prejudice to the generality of the foregoing, any raw materials, processed materials, agricultural products, produce or livestock, gold and silver bullion, specie and precious or semi-precious stones, goods, articles, services, currencies, rights and interests which may now or in the future be bought and sold in commerce and whether such trading is effected on an organised commodity exchange or otherwise and either to take delivery of, or to sell or exchange any such commodities pursuant to any contract capable of being entered into on any such commodities exchange.

(5)	To carry on the business of a building construction company and to erect and construct either by the Company or through other parties and for the Company’s own use or Investment or for any other person, firm or company, houses, hotels, apartment blocks, marinas, harbours, offices, roads, buildings or works of every description on any land of the Company or upon any other lands or hereditaments and to pull down, build or rebuild marinas, harbours, offices, roads, buildings or works thereon, to convert and appropriate any such land into and for roads, streets, squares, gardens and pleasure grounds and other conveniences and generally to deal with and improve the property of the Company and its clients.

(6)	To carry on all or any of the businesses of tourist agents and charter services and for such purposes to carry on the safekeeping, cleaning, repairing, refuelling and the general care of motor vehicles, boats, yachts, sport and fishing craft of all kinds, whatever form of propulsion may be used.

(7)	To carry on all or any of the businesses of general wholesale and/or retail merchants and dealers in hardware and other building requisites, builders merchants, general engineers, metal founders, shipwrights, wharfingers, carriers by sea or land, forwarding agents and commission and general agents, exporters, importers and merchants.

(8)	To carry on whether as principals, agents or otherwise the business of providing and supplying goods, equipment, materials and services of whatsoever nature, and of financiers, company promoters, realtors, financial agents, land owners and dealers in or managers of companies, estates, lands, buildings, goods, materials, services, stocks, leases, annuities and securities of whatsoever type or kind.

(9)	To purchase or otherwise acquire and hold any rights, privileges, concessions, patents, patent rights, licences, secret processes and any real or personal property of any kind whatsoever.

(10)	To carry on the business of an investment company and for that purpose to acquire and hold, either in the name of the Company or in that of any nominee, land and real estate, gold and silver bullion, shares, stocks, debentures, debenture stock, bonds, notes, obligations and securities issued or guaranteed by any company wherever incorporated or carrying on business and debentures, debenture stock, bonds, notes, obligations and securities issued or guaranteed by any government, sovereign, ruler, commissioners, public body or authority, supreme, dependent, municipal, local or otherwise in any part of the world.

(11)	To carry on the business of importers, exporters and merchants of goods, produce, stores and articles of all kinds both wholesale and retail, packers, wharfingers, customs brokers, ship agents, ship managers, warehousemen, bonded or otherwise and carriers and to transact every kind of agency factor and brokerage business or transaction which may seem to the Company directly or indirectly conducive to its interests.

(12)	To carry on the business of consultants in connection with all manner of services and advisers on all matters relating to companies, firms, partnerships, charities, political and non-political persons and organisations, governments, principalities, sovereign and republican states and countries and to carry on all or any of the businesses of financial, industrial, development, architectural, engineering, manufacturing, contracting, management, advertising, professional business and personal consultants and to advise upon the means and methods for extending, developing, marketing and improving all types of projects, developments, businesses or industries and all systems or processes relating to such businesses and the financing, planning, distribution, marketing and sale thereof.

(13)	To carry on the business of manufacturers, producers, refiners, developers and dealers in all kinds of metals, materials, minerals, chemicals, substances and products, whether natural or artificial and of commodity traders, importers, exporters, manufacturers’ representatives, wholesale and/or retail merchants, forwarding agents, commission and general agents and brokers, and generally to carry on and execute all kinds of commercial, hire purchase, trading and other operations.
(c)	To act as a management company in all branches of that activity and without limiting the generality of the foregoing, to act as managers of investments and hotels, estates, real property, buildings and businesses of every kind and generally to carry on business as managers, consultants or agents for or representatives of owners of property of every kind, manufacturers, funds, syndicates, persons, firms and companies for any purpose whatsoever.

(d)	To carry on any other trade or business which may seem to the Company capable of being carried on conveniently in connection with any business of the Company.

(e)	To acquire and take over or undertake all or any part of the real estate, business assets or liabilities of any persons and companies carrying on business of any kind.

(f)	To purchase, take on lease or in exchange, hire or otherwise acquire any real or personal property, patents, licences, rights or privileges which the Company may think necessary or convenient for the purposes of its business and to construct maintain and alter any building or works necessary or convenient for the purposes of the Company.

(g)	To invest and deal with the moneys of the Company not immediately required in such manner as may from time to time be determined.

(h)	To borrow or raise money by the issue of ordinary debenture stock or on mortgage or in such other manner as the Company shall think fit.
(i)	To draw, make, accept, endorse, discount. execute and issue all instruments both negotiable and non-negotiable and transferable including promissory notes, bills of exchange, bills of lading, warrants, debentures and bonds.

(j)	To take or otherwise acquire and hold shares in any other company for the benefit of this Company and to sell, improve, repair, lease or mortgage or in any way turn into account all or any part of the property and rights of the Company.

(k)	To make, accept or otherwise handle consignments of goods, wares and merchandise or any of them.

(l)	To establish branches or agencies in the Cayman Islands and elsewhere and to regulate and to discontinue the same.

(m)	To establish, promote and otherwise assist any company or companies for the purposes of furthering any of the objects of which company may seem to benefit this Company.

(n)	To sell or dispose of, lease or let the undertaking of this Company or any part thereof for such consideration as the Company may think fit and in particular for shares, fully or partly paid-up debentures or securities of any other company.

(o)	To distribute any of the property of the Company among the Members in specie.

(p)	To acquire and take over the whole or any part of the business, property and liabilities of any person or persons, firm or corporation carrying on any business or possessed of any property or rights suitable for the purposes of this Company.

(q)	To take or otherwise acquire and hold shares, stock, debentures or other securities of or interest in any other company carrying on any business capable of being conducted so as directly or indirectly to benefit this Company.

(r)	To grant pensions, allowances, gratuities and bonuses to employees or ex-employees of the Company or the dependents of such persons and to support, establish or subscribe to any charitable or other institutions, clubs, societies or funds or to any national or patriotic fund.

(s)	To lend and advance moneys or give credit to such persons and on such terms as may be thought fit and to guarantee or stand surety for the obligations of any third party whether such third party is related to the Company or otherwise and whether or not such guarantee or surety is to provide any benefits to the Company and for that purpose to mortgage or charge the Company’s undertaking, property and uncalled capital or any part thereof, on such terms and conditions as may be thought expedient in support of any such obligations binding on the Company whether contingent or otherwise.

(t)	To enter into partnership or into any arrangements for sharing profits, union of interests, co-operation, joint venture, reciprocal concession, amalgamation or otherwise with any person or persons or company engaged or interested or about to become engaged or interested in the carrying on or conduct of any business or enterprise from which this Company would or might derive any benefit whether direct or indirect and to lend money, guarantee the contracts of or otherwise assist any such person or company and to take subscribe for or otherwise acquire shares and securities of any such company and to sell, hold, re-issue with or without guarantee or otherwise deal with the same.
(u)	To enter into any arrangements with any authorities, municipal or local or otherwise and to obtain from any such authority any rights, privileges or concessions which the Company may think it desirable to obtain and to carry out, exercise and comply with any such arrangements, rights, privileges or concessions.

(v)	To do all such things as are incidental to or which the Company may think conducive to the attainment of the above objects or any of them.

AND IT IS HEREBY DECLARED that each and every paragraph of this Clause 3 shall be construed independently and shall be treated as an independent and main object of the Company and the powers conferred on the Company by any paragraph shall not be restricted by reference to any other paragraph or to the name of the Company or by the juxtaposition of two or more objects and that in the event of any ambiguity, this Clause and every other paragraph hereof shall be construed in such a way as to widen and not to restrict powers of the Company.

4.	Except as prohibited or limited by the laws of the Cayman Islands, the Company shall have full power and authority to carry out any object and shall have and be capable of from time to time and at all times exercising any and all of the powers at any time or from time to time exercisable by a natural person or body corporate in any part of the world whether as principle, agent, contractor or otherwise.

5.	The liability of the Members is limited.

6.	The capital of the Company is Fifty thousand United States Dollars (US$50,000) consisting of 50,000 shares of US$1.00 each with the power for the Company to increase or reduce the said capital and to issue any part of its capital, original or increased, with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions; and so that, unless the condition of issue shall otherwise expressly declare every issue of shares, whether declared to be preference or otherwise, shall be subject to the power hereinfore contained.

The Subscriber whose name and address is subscribed herein is desirous of being formed into a Company limited by shares and in pursuance of this shares in the capital of the Company set opposite his name.
DATED the 26th day of March One Thousand Nine Hundred and Ninety-Nine.

NAME OF
SUBSCRIBER	ADDRESS	OCCUPATION	NO. OF SHARES
Huntlaw Nominees Ltd.	P.O. Box 1350GT	Company	One Ordinary Share
Grand Cayman
Cayman Islands

WITNESS TO THE ABOVE SIGNATURE: